UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 24, 2010

Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Process

Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with annual target compensation in excess of $1.5 million, other than employees of OneBeacon.  Following the initial public offering of OneBeacon Insurance Group, Ltd. in November 2006, our Compensation Committee determined that it would fully delegate to the Compensation Committee of the Board of Directors of OneBeacon (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers (“NEOs”) of the Company.

Base Salaries

We currently have limited base salaries for our executive officers to no more than $500,000 annually.  Each of our NEOs receives a salary of $500,000 other than Reid T. Campbell who receives a salary of $450,000.

Annual Bonus Programs

The Compensation Committee approved annual bonuses to be paid to the following NEOs of the Company under the Company’s annual bonus programs.  The annual bonuses approved with respect to 2009 are as follows: Raymond Barrette, $1,000,000; David T. Foy, $1,000,000; Allan L. Waters, $425,000; and Reid T. Campbell, $1,000,000.

The OneBeacon Committee approved an annual bonus with respect to 2009 of $468,800 for T. Michael Miller.

For 2010, the target annual bonus for Messrs. Barrette, Foy and Campbell was increased to 75% of salary from a baseline of 50% of salary, with an offsetting decrease in the value of the LTIP grants for the 2010-2012 cycle for Messrs. Foy and Campbell.  There were no changes to the target annual bonuses for Messrs. Waters and Miller.  As a result, the 2010 target annual bonus for each NEO is as follows:  Mr. Barrette, $375,000; Mr. Foy, $375,000; Mr. Waters, $250,000; Mr. Campbell, $337,500; and Mr. Miller, $375,000.

Long-Term Incentive Award Payouts and Grants

2007-2009 Performance Cycle Award Payouts.  For the 2007-2009 WTM performance share cycle, no shares were earned, which resulted in $0 payouts to Messrs. Foy and Campbell.  Mr. Barrette was not granted any performance shares.

Under the White Mountains Re (“WMRe”) 2007-2009 performance unit plan, Mr. Water’s units were harvested at 111% of target, which resulted in a payout of $4,179,067.

For the 2007-2009 OneBeacon performance share cycle, Mr. Miller’s OneBeacon performance shares were harvested at 14.2% of target, which resulted in a payout of $353,627.

OneBeacon Retention Bonus Payout. Mr. Miller had a cash retention bonus that vested in February 2010.  The $3 million scheduled payout amount was reduced by the amount of the 2007-2009 OneBeacon performance share harvest payout, which resulted in a retention bonus payout of $2,646,373.

2010-2012 Performance Cycle Grants.  In the past, long-term incentive compensation for White Mountains executives (other than operating company executives) was typically comprised solely of WTM performance shares.  This year, the Compensation Committee adjusted that approach by granting 65% of the target shares as performance shares and 35% as restricted shares vesting on December 31, 2012.  This is expected to have the effect of moderating the volatility of the payouts and of encouraging long-term share ownership in the Company.

For the 2010-2012 performance cycle, the Compensation Committee made the following grants to the NEOs of the Company (other than Messrs. Barrette and Miller): Mr. Foy, 5,850 performance shares and 3,150 restricted shares; Mr. Waters, 2,275 performance shares and 1,225 restricted shares; and Mr. Campbell, 3,900 performance shares and 2,100 restricted shares. The number of performance shares awarded at the end of the cycle will range from 0% to 200% of the target number granted.  Performance is measured against target growth in intrinsic business value per share of 11% per year over the cycle as confirmed by the Compensation Committee. Growth in intrinsic business value per share is calculated by equally weighting growth in economic value per share and growth in adjusted book value per share.

Mr. Waters also was granted 2,560 WMRe performance units (with a target value of $3.6 million) for the 2010-2012 performance cycle.  Each WMRe unit has an initial value of $1,000 and compounds in value by WMRe’s after-tax, levered underwriting return on capital (“uroc”) over the cycle.  The number of WMRe units awarded at the end of the cycle will range from 0% to 200% of the target number granted based on a uroc target of 12% per year over the cycle.

For Mr. Miller, for the 2010-2012 performance cycle, the OneBeacon Committee approved a grant of 107,481 target OneBeacon performance shares and a grant of 25,000 OneBeacon performance units (the units have a target value of $2.5 million).  The number of OneBeacon performance shares and OneBeacon performance units actually awarded at the end of the cycle will range from 0% to 200% of the target number granted. The target performance goal for the performance share plan was set at 12% per year growth in book value per share, adjusted for dividends.  The target performance goal for the performance unit plan has been set at a 95% average adjusted combined ratio.  The average adjusted combined ratio is the GAAP combined ratio adjusted to include sources of non-underwriting income or expense that are not included in the GAAP combined ratio but relate to operating performance of OneBeacon, including but not limited to management or other fees and gains/losses from the sale of any business or entity. Each OneBeacon unit has a fixed value of $100.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: March 2, 2010	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Vice President and
Chief Accounting Officer